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                                                                      EXHIBIT 21


                       GUNDLE ENVIRONMENTAL SYSTEMS, INC.
                              LIST OF SUBSIDIARIES


                                             Jurisdiction of                           Effective
        Entity Name                           Incorporation                            Ownership
        -----------                          ---------------                           ---------
Gundle Lining Systems, Inc.                      Delaware                                100%
Gundle Lining Construction Corp.                 Delaware                                100%
Gundle Plastics, Inc.                            Texas                                   100%
Gundle International Sales, Ltd.                 Barbados                                100%
Gundle International, Inc.                       Delaware                                100%
Gundle Taggart Environmental, Ltd.               United Kingdom                          100%
Gundle GmbH                                      Germany                                 100%
Gundle, Ltd.                                     United Kingdom                          100%
Gundle Enviromental, Ltd.                        United Kingdom                          100%
Gundle Ventures, Inc.                            South Dakota                            100%
PG Technology Company                            South Dakota                            100%
Gundwater, Inc.                                  Nevada                                  100%
Nuserve Construction Corp.                       Texas                                   100%
Gundle Sub Corp.                                 Delaware                                100%
